  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 2016

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-194280

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 15, 2016, the Nominating and Corporate Governance Committee Griffin of Capital Essential Asset REIT II, Inc. (the "Registrant"), which consists of Samuel Tang, Gregory M. Cazel, and Timothy J. Rohner, after careful deliberation and input from Messrs. Cazel and Rohner, in order to remove overlapping independent director positions going forward on both the Registrant's Board of Directors (the "Board") and the board of directors of Griffin Capital Essential Asset REIT, Inc. ("GCEAR"), a public non-traded REIT sponsored by the Registrant's sponsor, of which Messrs. Cazel and Rohner are also independent directors, has determined that it will not nominate Messrs. Cazel and Rohner for re-election at the Registrant's next annual meeting of stockholders.
In addition, on March 15, 2016, the Board temporarily increased the size of the Board from five directors to seven directors to allow for the appointment of two additional independent directors. Also on March 15, 2016, the Nominating and Corporate Governance Committee and the Board appointed J. Grayson Sanders and Kathleen S. Briscoe as independent director members of the Board, as well as members of the Nominating and Corporate Governance Committee and the Audit Committee.
Since March 2013, Mr. Sanders has served as the Co-Founder, President, and Chief Investment Officer of PREDEX Capital Management, a registered investment adviser. Since February 2011, Mr. Sanders has also served as the Co-Founder and Chief Executive Officer of Mission Realty Advisors, the majority owner of PREDEX Capital Management and provider of advisory and equity capital raising services to institutional quality real estate operators. From 2009 to 2010, Mr. Sanders served as Chief Executive Officer of Steadfast Capital Markets Group, where he managed the development and registration of Steadfast Income REIT, a non-traded REIT, and oversaw the development of that company’s FINRA managing broker-dealer. From 2004 to 2009, Mr. Sanders served as President of CNL Fund Advisors Company in Orlando, where he created and managed a global REIT mutual fund, and served as President of CNL Capital Markets, which focused on wholesale distribution of non-traded REITs and private placements plus ongoing servicing of thousands of investors. From 2000 to 2004, Mr. Sanders served as a Managing Director with AIG Global Real Estate Investment Corp. in New York, where he managed product development and capital formation for several international real estate funds for large institutional investors investing in Europe, Asia, and Mexico. Since 2014, Mr. Sanders has also served as an Independent Director on the board of Griffin-American Healthcare REIT III, Inc., a public non-traded REIT co-sponsored by the Registrant's sponsor. Mr. Sanders received a B.A. in History from the University of Virginia and an M.B.A. from Stanford Business School. He also attended Officer Candidate School and served for over four years in the Navy, attaining the rank of Lieutenant.
Since March 2016, Ms. Briscoe has served as a consultant at Cordia Capital Management, LLC, a privately owned real estate investment management company, where from November 2013 to March 2016, she held the positions of Chief Operating Officer and Chief Investment Officer for real estate, overseeing approximately $100 million of commercial real estate investments per year throughout the Western United States. From November 2011 to November 2013, Ms. Briscoe was a real estate consultant with Institutional Real Estate, Inc. and Crosswater Realty Advisors. From 2009 to 2011, Ms. Briscoe was the Chief Investment Officer for the IDS Real Estate Group in Los Angeles, California, where she managed two joint ventures with CalSTRS. From 2008 to 2009, Ms. Briscoe was a real estate consultant with Crosswater Realty Advisors, where she worked with CalPERS analyzing its real estate fund managers. From 2007 to 2008, she was a Managing Director and the head of the Los Angeles office for Buchanan Street Partners, a real estate investment management company. From 1987 to 2007, Ms. Briscoe was a Shareholder at Lowe Enterprises, a real estate investment, asset management, and development company, where she managed the firm’s investment clients, advised on a value-add private REIT, managed a portfolio, and served on the Executive Committee and as a voting member of the Investment Committee. Ms. Briscoe received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: March 17, 2016	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary